EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Seres Therapeutics, Inc. filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated April 8, 2015 relating to the consolidated financial statements of Seres Therapeutics, Inc., formerly known as Seres Health, Inc., which appears in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-204484). We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-1 as incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 25, 2015